Exhibit 99.1

National Financial Partners Announces Third Quarter 2007 Results

Financial Highlights*	3Q 2007	3Q 2006	% Change	9 mos. 2007	9 mos. 2006	% Change
(Dollars in millions, except per share data)
Revenue	$311.2	$267.1	16.5%	$838.4	$767.6	9.2%
Net income	16.1	16.5	-2.4%	35.0	39.6	-11.6%
Net income per diluted share	0.40	0.41	-2.4%	0.87	0.99	-12.1%
Cash earnings	30.1	26.7	12.7%	73.5	73.2	0.4%
Cash earnings excluding management agreement buyout, net of tax	30.1	26.7	12.7%	81.2	73.2	10.9%
Cash earnings per diluted share	0.75	0.66	13.6%	1.84	1.82	1.1%
Cash earnings per diluted share excluding management agreement buyout, net of tax	$0.75	$0.66	13.6%	$2.03	$1.82	11.5%
“Same store” revenue growth	6.8%	1.0%		-2.6%	12.1%
Net “same store” revenue growth	10.8%	0.0%		0.5%	7.8%
Acquired base earnings	$4.1	$7.5		$23.1	$21.1

* This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – November 7, 2007 – National Financial Partners Corp. (NYSE: NFP), a national network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the third quarter ended September 30, 2007.

Third quarter 2007 net income was $16.1 million, or $0.40 per diluted share. Third quarter 2007 cash earnings were $30.1 million, or $0.75 per diluted share. (Cash earnings is a non-GAAP number, which the Company defines as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Cash earnings grew as a result of revenue growth from existing firms and additional revenue from new firms, offset in part by higher commissions and fees expense, operating expenses and management fees. Net income declined slightly in the quarter as it was additionally impacted by increased impairments. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, Chairman and Chief Executive Officer, said, “We are pleased with the revenue growth and, in particular, the return to positive ‘same store’ revenue growth during the third quarter. We believe this is indicative of improving market conditions, particularly in our life insurance business. We expect continued sequential improvement in ‘same store’ and total revenue growth and anticipate low to mid-single digit ‘same store’ revenue growth in 2007. Beyond this year, we are targeting high single digit ‘same store’ revenue growth. Given the third quarter results, our 2007 cash EPS growth is likely to be in the 15% to 20% range, consistent with our longer term objective.”

Acquisitions

As a leading independent distributor of financial service products, the Company operates a national distribution network with over 180 owned firms. Understanding the Company’s acquisition program is essential to understanding the Company’s operating results.

Third Quarter

In the third quarter, the Company completed six transactions (including three sub-acquisitions), all of which are benefits firms. In aggregate, these firms represent $4.1 million in base earnings and approximately $16.0 million in 2006 revenue, the most recent full year prior to acquisition. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.) The aggregate consideration paid by the Company for these firms included approximately $19.5 million in cash and the issuance of approximately 56,000 shares of NFP common stock.

October 1, 2007 through November 7, 2007

Subsequent to the third quarter of 2007, NFP completed the previously announced acquisition of Pro Financial Services, Inc. (“Pro Financial”), the Company’s largest acquisition to date. Pro Financial is a specialized managing general underwriter that provides high-limit disability insurance to professional sports franchises, athletes, entertainers and highly compensated professionals. The acquisition enables NFP to increase its product offering in a niche disability market that targets the Company’s existing and prospective clients. NFP paid approximately $73.0 million in a combination of cash and common stock for Pro Financial, and the acquisition represents $10.0 million in base earnings. The transaction was treated as an asset purchase for tax purposes, resulting in an estimated net present value tax benefit to NFP of approximately $12.5 million. Subsequent to the third quarter, NFP also completed one benefits sub-acquisition representing approximately $0.1 million in base earnings.

Including the two firms acquired in December 2006, which management considers part of the 2007 acquired base earnings objective, the Company has completed 26 transactions representing $36.3 million in base earnings. These acquisitions generated revenue of approximately $105.0 million in the most recent full year prior to acquisition.

Ms. Bibliowicz commented, “Our 2007 acquisitions develop our benefits product offering, enhance cross selling capabilities, highlight the flexibility of the NFP model and display the attractiveness of the NFP network. We have far exceeded our 2007 acquisition budget of $20 million in acquired base earnings, and the acquisition environment remains favorable. Accordingly, we are targeting $20 million in acquired base earnings in 2008.”

Third Quarter Results

Revenue increased $44.1 million, or 16.5%, to $311.2 million in the third quarter of 2007 from the prior year period. Components of the increase included:

•	“same store” revenue growth of $14.1 million, or 6.8%;
•	revenue growth of $13.9 million, or 26.5%, to $66.5 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and
•	$24.9 million of revenue growth from firms acquired subsequent to the start of the third quarter of 2006.

These increases in revenue were offset by adjustments for dispositions and eliminations. The revenue decrease from dispositions largely related to the disposition of one firm in the first quarter of 2007. Net “same store” revenue growth was 10.8% during the third quarter of 2007. Firms included in the “same store” and net “same store” revenue growth calculations encompass firms that were owned by NFP for at least four full quarters at the beginning of the third quarter of 2007.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Gross margin before management fees was $116.7 million in the third quarter of 2007, an increase of $10.7 million, or 10.1%, over the prior year period. Gross margin (including management fees) was $57.2 million in the third quarter of 2007, an increase of $5.0 million, or 9.6%, over the prior year period. As a percentage of revenue, gross margin was 18.4% in the third quarter of 2007 compared with 19.5% a year ago. The decrease in gross margin percentage was the result of higher commissions and fees expense and operating expenses as a percentage of revenue. The increase in commissions and fees expense as a percentage of revenue was primarily the result of the Company’s broker-dealer, NFPSI, which typically has high commission payouts, contributing a larger percentage of total revenue during the third quarter than in the prior period. Operating expenses as a percentage of revenue increased largely as a result of two isolated initiatives that are substantially complete:

•

Hiring at NFPISI, NFP’s Austin, Texas-based insurance distribution utility, primarily related to key leadership, sales, marketing and support positions to further improve the resources available to NFP’s owned and member firms.

•

Strategic steps taken at a firm recently acquired from a larger institution to position it for future profitability and growth. As expected, subsequent to the acquisition, a new management team was put in place and the entity required certain modifications to its organizational structure to ensure its long-term success as a stand alone administrative platform within NFP.

The increase in operating expense percentage was largely the result of entities not part of the “same store” revenue growth calculation.

Management fees as a percentage of gross margin before management fees was 51.0% in the third quarter of 2007 versus 50.8% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the third quarter of 2007, incentive payment accruals were $5.9 million versus $1.6 million a year ago and represented 5.0% of gross margin before management fees in the third quarter compared with 1.5% a year ago. The higher incentive payment accruals related to the strong performance of firms at the end of an incentive cycle. Incentive payment accruals can vary from period to period based on the mix of firms participating in the incentive program and the level of their earnings. Excluding incentive payment accruals, management fees as a percentage of gross margin before management fees decreased in the third quarter of 2007 from the prior year period. The decrease was due largely to an increase in NFP’s economic ownership percentage of its firms’ earnings from 48% in the prior year period to 50% in the third quarter of 2007 resulting from acquisitions and one disposition, which was partially offset by accelerated firm earnings. Stock-based compensation included in cost of services was $1.3 million in the third quarter of 2007 compared to $0.8 million in the prior year period.

General and administrative expense (“G&A”) increased 8.3% to $14.3 million in the third quarter of 2007 from $13.2 million in the prior year period. G&A increased largely as the result of growth in the Company’s cost structure, particularly in the areas of compliance, internal audit, accounting, technology, firm operations and human resources to support firm growth and meet increased regulatory needs. Stock-based compensation included in G&A was $1.8 million in the third quarter of 2007 compared to $1.4 million in the prior year period. As a percentage of revenue, G&A was 4.6% in the third quarter of 2007 versus 4.9% in the third quarter of 2006. Revenue growth outpaced G&A growth in the quarter, resulting in a decline in G&A as a percentage of revenue.

Third quarter 2007 G&A also included $0.1 million of expense for legal fees related to regulatory investigations of the life settlements industry. The Company continues to cooperate with all governmental agencies and expects additional costs will be incurred in the fourth quarter of 2007.

In the third quarter of 2007, the Company took a $2.6 million impairment charge related to two firms. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year.

The income tax rate in the third quarter of 2007 was 43.5% compared to 43.1% in the 2006 quarter. The increase was due to the impact of additional tax accruals included in income tax expense related to the adoption of FASB Interpretation No. 48.

Earnings Conference Call

The Company will conduct its third quarter 2007 earnings conference call and audio webcast on November 8, 2007, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 614-2710 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 96533227. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax). Cash earnings are defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share are calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company may from time to time participate in a management agreement buyout by acquiring an additional economic interest in one of its existing firms through the acquisition of a principal’s ownership interest in a management company which has been contracted by the Company to manage and operate one of its wholly-owned subsidiaries.  The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax) should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax), as well as gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and entrepreneurial companies. NFP is headquartered in New York and operates a distribution network of over 180 firms.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to the high net worth and entrepreneurial corporate markets, (4) NFP's ability, through its operating structure, to respond quickly and effectively to operational or financial situations, (5) NFP's ability to effectively manage its business through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) changes in the pricing, design or underwriting of insurance products, (8) changes in premiums and commission rates, (9) adverse developments in the insurance markets in which NFP operates, resulting in fewer sales of insurance-related products, (10) adverse results or other consequences from litigation, arbitration or regulatory investigations, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the insurance and life settlements industries arising from investigations into certain business practices and subpoenas received by various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements, (13) changes in interest rates or general economic conditions, (14) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (15) the potential adoption, if required by the Financial Accounting Standards Board, of an accounting treatment for convertible debt instruments that would recognize incremental interest expense, negatively impacting operating results including earnings per share, (16) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, and (17) other factors described in NFP's filings with the Securities and Exchange Commission, including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-4060

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Commissions and fees	$311,191	$267,078	$838,410	$767,644

Cost of services:
Commissions and fees	101,666	84,976	271,443	250,752
Operating expenses (1)	92,794	76,071	266,692	226,030
Management fees (2)	59,551	53,843	143,904	150,185
Total cost of services	254,011	214,890	682,039	626,967
Gross margin	57,180	52,188	156,371	140,677
Corporate and other expenses:
General and administrative	14,288	13,225	43,849	38,681
Amortization of intangibles	8,555	7,133	24,963	20,652
Impairment of goodwill and intangible assets	2,642	771	5,655	6,197
Depreciation	2,855	2,314	7,965	6,655
Management agreement buyout	—	—	13,046	—
(Gain) loss on sale of subsidiaries	—	(255)	(1,984)	72
Total corporate and other expenses	28,340	23,188	93,494	72,257
Income from operations	28,840	29,000	62,877	68,420

Net interest and other	(399)	4	(392)	339
Income before income taxes	28,441	29,004	62,485	68,759

Income tax expense	12,384	12,541	27,527	29,112
Net income	$16,057	$16,463	$34,958	$39,647
Earnings per share:
Basic	$0.42	$0.43	$0.92	$1.05
Diluted	$0.40	$0.41	$0.87	$0.99

Weighted average shares outstanding:
Basic	38,244	38,070	37,897	37,614
Diluted	40,392	40,501	40,055	40,196

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total revenue	$311,191	$267,078	$838,410	$767,644
Cost of services:
Commissions and fees	101,666	84,976	271,443	250,752
Operating expenses (1)	92,794	76,071	266,692	226,030
Gross margin before management fees	116,731	106,031	300,275	290,862
Management fees (2)	59,551	53,843	143,904	150,185
Gross margin	$57,180	$52,188	$156,371	$140,677
Gross margin as percentage of total revenue	18.4%	19.5%	18.7%	18.3%
Gross margin before management fees as percentage of total revenue	37.5%	39.7%	35.8%	37.9%
Management fees, as a percentage of gross margin before management fees (2)	51.0%	50.8%	47.9%	51.6%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GAAP Net Income	$16,057	$16,463	$34,958	$39,647
Amortization of intangibles	8,555	7,133	24,963	20,652
Impairment of goodwill and intangible assets	2,642	771	5,655	6,197
Depreciation	2,855	2,314	7,965	6,655
Cash Earnings	$30,109	$26,681	$73,541	$73,151
Management agreement buyout, net of tax	—	—	7,681	—
Cash Earnings excluding management agreement buyout, net of tax	$30,109	$26,681	$81,222	$73,151

GAAP Net Income per share – diluted	$0.40	$0.41	$0.87	$0.99
Amortization of intangibles	0.21	0.18	0.62	0.51
Impairment of goodwill and intangible assets	0.07	0.02	0.14	0.15
Depreciation	0.07	0.06	0.20	0.17
Cash Earnings per share – diluted (3)	$0.75	$0.66	$1.84	$1.82
Management agreement buyout, net of tax	—	—	0.19	—
Cash Earnings per share - diluted excluding management agreement buyout, net of tax (3)	$0.75	$0.66	$2.03	$1.82

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.
(3)

The sum of the per-share components of cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, may not agree to cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$88,674	$98,206
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	63,382	57,443
Current receivables	141,701	141,866
Other current assets	33,385	24,144
Total current assets	327,142	321,659
Intangibles, net	444,322	390,252
Goodwill, net	564,981	466,391
Deferred tax assets	21,950	17,726
Other non-current assets	51,798	41,016
Total assets	$1,410,193	$1,237,044

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$60,069	$57,581
Borrowings	80,000	83,000
Other current liabilities	149,152	191,547
Total current liabilities	289,221	332,128
Deferred tax liabilities	115,273	105,163
Convertible senior notes	230,000	—
Other non-current liabilities	41,830	24,881
Total liabilities	676,324	462,172

STOCKHOLDERS’ EQUITY
Common stock at par value	4,194	4,019
Additional paid-in capital	762,241	706,512
Retained earnings	108,242	101,281
Treasury stock	(140,808)	(36,940)
Total stockholders’ equity	733,869	774,872
Total liabilities and stockholders’ equity	$1,410,193	$1,237,044